Exhibit 4.18

BLUEPHOENIX Leading Enterprise IT Modernization December 22, 2004

To

Hapoalim Bank Ltd.

Dear Sir / Madam:

RE: Undertaking

Whereas we have received and/or shall receive from time to time from Hapoalim Bank Ltd. (hereinafter: “the Bank”), credit, documentary credit, a variety of loans, overdrafts in a current account, in a current loan account or other account, letters of indemnity and any guarantees whatsoever on our behalf or on behalf of others as per our request, discount on bills, the provision of a variety of bank extensions and reliefs and other various banking services (hereinafter, all jointly and severally: “Banking Services”), under conditions that have been agreed on and/or shall be agreed on from time to time with respect to any such banking service;

Accordingly, we hereby undertake vis-à-vis the bank that as long as we have not paid off the Banking Services as follows:

1.
We hereby undertake  not to pledge nor to encumber any of our assets whatsoever, whether in our possession currently or at any future date, in all or in part, and in any manner and form whatsoever and for any purpose and for any reason whatsoever in favor of any third party whatsoever, and we hereby undertake not to become obligated in any manner whatsoever to give and/or create a pledge and/or encumbrance as aforesaid without obtaining your advance written consent to this.

The term “asset” shall have the meaning that includes land, chattels and rights of any kind whatsoever, whether held or as evidence.

The term “pledge” shall have the meaning determined in the Pledge Law, 5727-1967.

The term “pledge” and/or “encumbrance” shall have the meaning that includes the assignment of a right by way of an encumbrance.

2.
We hereby undertake that no change shall occur in the control of our company, in relation to its condition at the time of our signing this agreement, without obtaining the advance written consent of the Bank.

The term “control” shall have the meaning determined in the Securities Law, 5728-1968.

3.	We shall maintain in our financial statements the financial relations specified herein below:

a.	Our total equity capital shall be no less than US $35,000,000 (thirty-five million US dollars).

b.	The ratio of equity capital to the total balance sheet shall be no less than 40% (forty percent).

4.	The rate of our EBITDA in annual terms shall be no less than $1,000,000 (one million US dollars) at any time.

5.
a.    We hereby undertake that up to June 30 each year, we shall deliver to the Bank all our consolidated financial statements to the date of December 31 of the previous year, and within 60 days of the conclusion of each quarter, we shall deliver quarterly statements to the Bank, in accordance with that which is required according to the accepted accounting rules in Israel, these statements having been audited by a competent external accountant and prepared in accordance with the accepted accounting rules in Israel as these shall exist from time to time.

.
b.    In addition thereto and without derogating from all the aforesaid, we hereby undertake to deliver to the Bank from time to time a copy of every authorization and/or notice and/or statement and/or any other document that we are obligated to deliver by virtue of the law to any authority and/or public registry.

6.
We hereby agree that if we violate any of our aforesaid undertakings, including any of the financial relations stated above, you may take any means that you deem fit, including the presentation for repayment forthwith of all our debts and undertakings vis-à-vis the bank, in addition to any other remedy and/or relief to which you are entitled in accordance with the documents we have signed and/or shall sign in your favor.

7.	This undertaking is irrevocable, and we may not revoke and/or amend it without obtaining your advance written consent to this.

8.
The aforesaid is not meant to derogate from but rather to add to the remaining undertakings we have vis-à-vis the Bank, pursuant to the various documents that we have signed and/or shall sign in your favor.

Yours truly, [Signature] BluePhoenix Solutions Ltd.

Authorization of Attorney

I, the undersigned, Yael Peretz, Attorney, who serves as the legal advisor of the BluePhoenix Co. Ltd., do hereby confirm that the approved signatories of the company, Mr. Arik Kilman and Ms. Iris Yahel have signed the document above in my presence and the signatures thereof are binding on the company.

[Signature]
[Stamp:  Yael Peretz, Advocate]
_____________________________
Attorney

BluePhoenix Solutions Ltd.
8 Maskit Street   P.O.Box 2062   Herzliya 46120   ISRAEL   Tel. 972-9-9526100   Fax. 972-9-9526111   www.bphx.com